EXHIBIT 99.1

Sevcon Reports Financial Results for Fourth Quarter and Year End Fiscal 2013

SOUTHBOROUGH, Mass., Dec. 10, 2013 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) reported financial results for the fourth quarter and fiscal year ended September 30, 2013.

Fourth-Quarter Fiscal 2013 Results Summary

  Revenues were $8.9 million, compared with $8.0 million in the fourth quarter of fiscal 2012, which reflects improving conditions in the Company's markets.
  Operating income was $407,000, compared with $518,000 in the fourth quarter last year which included a benefit of $794,000 from freezing the Company's U.K. pension plan, partially offset by a charge of $285,000 related to obsolete inventory. Excluding these two items, operating income for the fourth quarter of fiscal 2012 was $9,000.
  There was an income tax provision of $307,000 in the fourth quarter after recording a tax charge of $444,000 to write down the value of deferred tax assets in the Company's U.K. controls subsidiary due to a reduction in the U.K. corporate tax rate. This compared with an income tax provision of $253,000 in the same period last year.
  Net income was $45,000, or $0.01 per diluted share, compared with net income of $285,000, or $0.08 per diluted share, a year earlier. Excluding the deferred tax write-down in 2013 and the pension benefit and inventory write-down in 2012, net income was $489,000 in the fourth quarter of 2013 compared with a net loss of $107,000 in the same period last year.

Full-Year Fiscal 2013 Results Summary

  Revenues were $32.2 million, compared with $35.5 million for full-year fiscal 2012. This decline reflected product demand fluctuations in most of the Company's markets, which were most pronounced in the fourth quarter of fiscal 2012 and first quarter of fiscal 2013.
  Operating loss was $948,000, which includes a $605,000 restructuring charge in the second quarter of fiscal 2013, compared with operating income of $1.5 million, which included $200,000 in U.K. government grant income and a benefit of $794,000 from freezing the Company's U.K. pension plan for full-year fiscal 2012.
  There was an income tax benefit of $392,000 after recording a tax charge of $444,000 to write down the value of deferred tax assets in the Company's U.K. controls subsidiary due to a reduction in the U.K. corporate tax rate. This compared with an income tax provision of $401,000 in the prior year.
  Net loss was $1.1 million, a loss of $0.32 per share, compared with net income of $1.2 million, or $0.35 per diluted share, for full-year fiscal 2012. Excluding the deferred tax write-down in 2013 and the pension benefit and inventory write-down in 2012, there was a net loss of $627,000 in 2013 compared with net income of $803,000 in 2012.

Management Comments

"Sevcon's fourth-quarter growth was mainly the result of increases in shipments to customers in the global aerial work platform market," said President and CEO Matt Boyle. "The underlying demand patterns have improved over the past three quarters, with increased demand in the U.S and relative strength in Asia. The key difference this quarter compared to the same quarter in fiscal 2012 was in Europe, where the recent pattern reversed and sales were up significantly year-over-year.

"In our traditional off-road markets, the ongoing improvement in the global aerial work platform market continued to be offset primarily by weakness in the mining sector," Boyle said. "In the on-road sector, revenues were higher in Europe. At the same time, we are seeing strong interest in using our control technology for hybrid electric vehicles. We are also continuing to make good progress in penetrating the overall two-wheel EV market on a global basis, and Q4 was another quarter of solid growth in shipments of controllers to OEM and Tier 1 suppliers to the scooter and motorcycle markets in Europe, Asia and North America.

"Looking forward, we believe there is far greater stability in our markets than at this point a year ago," continued Boyle. "While there is still some volatility, we are encouraged by what we are hearing from customers in both the off-road and on-road segments of the market. The restructuring initiatives that we implemented midway through fiscal 2013 are delivering the $2 million of annualized operating cost reduction that we had anticipated. With a lower cost structure and conservative balance sheet, we believe that Sevcon is well-positioned for growth and improved profitability as fiscal 2014 unfolds."

Fourth Quarter Fiscal 2013 Conference Call Details

Sevcon has scheduled a conference call to review its results for the fourth quarter and fiscal 2013 tomorrow, December 11, 2013 at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the Investor Relations section of the company's website at www.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company's website.

Fourth Quarter Fiscal 2013 Financial Highlights

(In thousands except per share data)

	Three months ended (unaudited)		Twelve months ended
	September 30 2013	September 30 2012	September 30 2013	September 30 2012
Revenues	$ 8,871	$ 8,021	$ 32,203	$ 35,515
Operating income (loss)	407	518	(948)	1,500
Income (loss) before income taxes	352	538	(1,463)	1,596
Income taxes (provision) benefit	(307)	(253)	392	(401)
Net income (loss)	$ 45	$ 285	$ (1,071)	$ 1,195
Basic income (loss) per share	$ 0.01	$ 0.09	$ (0.32)	$ 0.36
Diluted income (loss) per share	$ 0.01	$ 0.08	$ (0.32)	$ 0.35
Average shares outstanding	3,362	3,331	3,357	3,329

Summarized Balance Sheet Data

	September 30 2013	September 30 2012

Cash and cash equivalents	$ 2,062	$ 2,823
Receivables	7,103	5,858
Inventories	5,723	6,346
Prepaid expenses and other current assets	1,862	1,922
Total current assets	16,750	16,949
Long-term assets	6,610	6,612
Total assets	$ 23,360	$ 23,561

Current liabilities	$ 6,060	$ 5,044
Liability for pension benefits	8,354	10,264
Other long-term liabilities	1,728	1,774
Stockholders' equity	7,218	6,479
Total liabilities and stockholders' equity	$ 23,360	$ 23,561

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of microprocessor based controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions and to optimize the energy consumption of the vehicle's power source. The Company supplies customers throughout the world from its operations in the USA, the U.K., France and the Asia Pacific region and through an international dealer network. Sevcon's customers are manufacturers of on and off-road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com.

Forward-Looking Statements

Statements in this release about Sevcon's prospects for fiscal 2014 and beyond are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. In particular: global demand for electric vehicles may not grow as much as we expect; our customers' products may not be as successful as those of other entrants in the electric vehicle market who are supplied by our competitors; and we are dependent on a few key suppliers and subcontractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted. Please see the Company's most recent forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon's risk factors.

CONTACT: David Calusdian
         Sharon Merrill Associates
         1 (617) 542 5300
         SEV@InvestorRelations.com

         Matt Boyle
         President and CEO
         1 (508) 281 5503
         matt.boyle@Sevcon.com